Exhibit 10.1C

Objectives for Executive Officers Under
Annual Incentive Compensation Plan for Textron Employees

Under the Textron Annual Incentive Compensation Plan, target annual incentive payments are recommended by the Organization and Compensation Committee (the “Committee”) of the Board of Directors and approved by the full Board.  The targets for Executive Officers can range from 50% to 100% of the Executive Officer’s base salary.  The amount actually paid generally can range from zero, if the threshold level of actual performance relating to target performance objectives is not achieved, to no more than twice the target award level.

The target performance objectives for Executive Officers are set by the Board of Directors, and generally include such targets as achieving earnings per share and specified leadership initiatives, including financial goals and strategic and business initiatives such as six sigma, customer growth, talent development, supply chain information technology and compliance goals.  The Board of Directors can also provide for a potential multiplier based on return on invested capital.